Exhibit 10.13
CONSULTING AGREEMENT
     This Agreement (this “Agreement”) is entered into as of the 1st day of November, 2007 by and between United Business Holdings, Inc. (the “Company”) having its principal place of business in San Diego, California and Michael C. Ward, an adult individual residing in the State of Arizona (the “Consultant”).
     The parties hereto agree as follows:
     1. Engagement. The Company hereby engages the Consultant and the Consultant hereby agrees to render, at the request of the Company, independent advisory and consulting services for the Company in connection with the Company’s organization of a proposed bank (the “Bank”) upon the terms and conditions hereinafter set forth.
     2. Term. The term of this Agreement shall begin as of the date of this Agreement and shall terminate on the earlier of (i) May 31, 2008; (ii) the date on which the Bank receives (and satisfies all conditions to opening for business under) its authorization to commence its banking business (the “Certificate of Authority”) from the Arizona Department of Financial Institutions (or the Office of the Comptroller of the Currency, if applicable) and approval of Insurance of Accounts from the Federal Deposit Insurance Corporation; (iii) the date on which the Company advises the Consultant that it has abandoned its effort to obtain the Certificate of Authority; (iv) the date on which the Consultant receives written notice from the Company that it is terminating this Agreement “for cause” as hereafter defined; or (v) the death or disability of the Consultant (as used herein, the disability of the Consultant shall be deemed to have occurred when she has been unable to perform his or her services under this Agreement for a period of forty-five (45) consecutive days or the Consultant has made any claim under any disability insurance policy. As used herein, “for cause” shall be defined as follows: (i) the Consultant’s failure to use diligent and good faith efforts to perform the services requested by the Company under this Agreement (which failure is not cured within five (5) days following written notice to the Consultant); (ii) the Consultant’s willful misconduct or gross negligence in the performance of his or her services hereunder; (iii) the Consultant’s conviction of a crime or involvement in any conduct which could, in the judgment of the Bank, adversely impact on the reputation of the Company or the Bank or the prospects of the Bank receiving its Certificate of Authority; (iv) receipt by the Company of any notification from the California Department of Financial Institutions, (or the Office of the Comptroller of the Currency, if applicable) or the Federal Deposit Insurance Corporation indicating that the Consultant would not be an acceptable candidate to be the President and CEO of the Bank.
     3. Compensation. During the term of this Agreement, as compensation for all services rendered by the Consultant under this Agreement, the Company shall pay the Consultant the following amounts:
     (a) Consulting Fee. The Company shall pay the Consultant the sum of twelve thousand five hundred dollars ($12,500) per month (prorated for any partial month), which shall be paid in arrears in two installments of six thousand two hundred fifty dollars ($6,250) each on the 15th and 30th day of each calendar month.
     (b) Automobile. The Company shall provide a monthly allowance for automobile expenses in the amount of $1,000 payable monthly (pro rated for any partial month), in arrears, on the 1st business day of each month. The Consultant shall have no obligation to account for his or her monthly automobile expenses.

     (c) Medical Benefits. The Company shall reimburse the Consultant, not less frequently than monthly, upon presentment of appropriate documentation the amount paid by the Executive to continue, without interruption, family medical benefits coverages under COBRA or other personally obtained insurance plan at a cost not to exceed the cost of coverage under COBRA.
     (d) Deductions. All such compensation shall be payable without deduction for federal income, social security, or state income taxes or any other amounts.
     (e) Termination Payment. If, for any reason, other than a termination by the Company “for cause,” the Company terminates this Agreement during its term and without the Employment Agreement referenced in Paragraph 10 of this Agreement becoming effective, Consultant will be entitled to receive a lump sum payment, payable on the date of termination, equal to the amount of monthly consulting fees not yet paid to May 31, 2008 (as shown in Section 2(i) above). Any automobile allowance payments will cease at date of termination. The Termination Payment due pursuant to this Section 3(e) shall be the Consultant’s exclusive remedy upon termination by the Company for any reason other than “for cause.”
     4. Duties. The Consultant shall render services conscientiously and shall devote his full time, attention, efforts and abilities to the establishment of the Bank, including without limitation obtaining regulatory approvals, site development activities, personnel matters and capital raising activities, at such times during the term hereof and in such manner as reasonably requested by the Company, and performed at such places and at such times as are reasonably convenient to the Company and the Consultant. The Consultant shall observe all policies and directives promulgated from time to time by the Company’s Board of Directors.
     5. Expenses. The Consultant shall be reimbursed by the Company for all reasonable business expenses which were incurred by the Consultant during the performance of his or her services hereunder; provided, any such reimbursement in excess of $1,000 in any month shall require the prior written approval of the Company’s Board of Directors or a committee thereof; provided, however, that any expenses set forth in the organizational budget shall be deemed to be approved unless the Company’s Board of Directors makes an express determination to the contrary prior to the time at which the expense is incurred. The Company’s obligation to reimburse the Consultant pursuant to this paragraph shall be subject to the presentation to the Company’s Board of Directors or a committee thereof by the Consultant of an itemized account of such expenditures, together with supporting vouchers, in accordance with any policies of the Company in effect from time to time.
     6. Independent Contractor. It is expressly agreed that Consultant is acting as an independent contractor in performing services hereunder. The Company shall carry no worker’s compensation insurance or any health or accident insurance to cover Consultant. The Company shall not pay any contributions to Social Security, unemployment insurance, federal or state withholding taxes, nor provide any other contributions or benefits which might be expected in an employer-employee relationship.
     7. Covenant Not to Compete. The Consultant hereby acknowledges and recognizes the highly competitive nature of the Company’s business and accordingly agrees that, during the term of this Agreement, the Consultant will not, except as provided in Paragraph 4 hereof, directly or indirectly:
     (a) engage in any business activity related to the business of banking or financial services, or the formation of any entity for the purpose of engaging in such a business (other than on behalf of the Company to the extent that the Consultant is then in the employ of or consulting for the Company), whether such engagement is as an officer, director, proprietor, employee, partner, member, investor (other than as a passive investor in less than one percent (1%) of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or other participant in another business,
     (b) assist others in engaging in any of the business activities prohibited to the Consultant under clause (a) above, or
     (c) induce employees of the Company to engage in any activities hereby prohibited to the Consultant or to terminate their employment.
          The term of this restriction shall be extended for a period of time equal to any period of time during which the Consultant violates or fails to observe the provisions of this paragraph.
     8. No Disclosure of Confidential Information. The Consultant acknowledges that the Company’s trade secrets and private processes, as they may exist from time to time, and confidential information concerning the formation and development of the Bank, the Bank’s planned products, technical information regarding the Bank, and data concerning potential customers of and investors in the Bank are valuable, special, and unique assets of the Company, access to and knowledge of which are essential to the performance of the Consultant’s duties under this Agreement. In light of the highly competitive nature of the industry in which the business of the Company is conducted, the Consultant further agrees that all knowledge and information described in the preceding sentence not in the public domain and heretofore or in the future obtained by the Consultant as a result of his or her engagement by the Company shall be considered confidential information. In recognition of this fact, the Consultant agrees that the Consultant will not, during or after the term of this Agreement, disclose any of such secrets, processes, or information to any person or other entity for any reason or purpose whatsoever, except: (a) as required by subpoena or court order, in which case Consultant shall give Company at least 10 days’ notice; or (b) as necessary in the performance of the Consultant’s duties as a consultant to the Company and then only upon a written confidentiality agreement in such form and content as requested by the Company, from time to time. Consultant shall not make use of any of such secrets, processes or information for Consultant’s own purposes or for the benefit of any person or other entity (except the Company and its subsidiaries, if any) under any circumstances during or after the term of this Agreement. Consultant acknowledges that all such confidential information is property of the Company and/or the Bank and agrees that upon Consultant’s termination all such confidential information shall be returned to the Company within twenty-four (24) hours of such termination.
     9. Remedies. The Consultant acknowledges and agrees that the Company’s remedy at law for a breach or threatened breach of any of the provisions of Paragraphs 7 and 8 of this Agreement would be inadequate. In recognition thereof, if the Consultant breaches or threatens to breach any provision of Paragraphs 7 and 8 of this Agreement, the Company shall be entitled to equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may, then be available in addition to any of its remedies at law. Nothing herein shall prohibit the Company from pursuing any other right or remedy available to it for such breach or threatened breach.
     10. Employment Agreement. It is anticipated that the Consultant and the Bank will enter into an Employment Agreement having a term of not less than three years, in a form satisfactory to each of the Consultant and the Bank in their reasonable discretion, subject to the approval of such form by the Bank’s primary regulators and modifications to such form as may be required by the regulators, which Employment Agreement shall be effective as of the date on which the California Department of Financial Institutions (or the Office of the Comptroller of the Currency, if applicable) issues the Certificate of

Authority to the Bank and the Federal Deposit Insurance Corporation issues approval for Insurance of Accounts.
     11. Assignment. This Agreement is a personal one, being entered into in reliance upon and in consideration of the personal skill and qualifications of Consultant. Consultant shall therefore not voluntarily or by operation of law assign or otherwise transfer the obligations incurred on its part pursuant to the terms of this Agreement without the prior written consent of Company. Any attempted assignment or transfer by Consultant of its obligations without such consent shall be wholly void.
     12. Modification of Agreement. This Agreement may be modified by the parties hereto only by a written supplemental agreement executed by both parties.
     13. Notice. Any notice required or permitted to be given hereunder shall be sufficient if in writing, and if sent by any nationally recognized courier service providing for receipt of delivery, registered or certified mail, postage prepaid, or by fax followed by such mail, addressed as follows:
If to Company:
United Business Holdings, Inc.
702 Ash Street, Lobby Level
San Diego, CA 92101
Attention: Chairman of the Board
If to Consultant:
Michael C. Ward
1535 W. Yellowstone
Way Chandler, AZ 85248
or to such other address as the parties hereto may specify, in writing, from time to time.
     14. Waiver of Breach. The waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
     15. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes any prior written or oral arrangements with respect to the Consultant’s engagement by the Company.
     16. Successors, Binding Agreement. Subject to the restrictions on assignment contained herein, this Agreement shall inure to the benefit of and be enforceable by the Consultant’s personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees.
     17. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     18. Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California.
     19. Headings. The headings of the paragraphs of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.
     20. Voluntary Agreement. The parties hereto acknowledge that each has had an opportunity to consult with an attorney or other counselor concerning the meaning, import, and legal significance of this Agreement, and each has read this Agreement, as signified by their respective signature hereto, and each is voluntarily executing the same after, if sought, advice of counsel for the purposes and consideration herein expressed.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Print Name: Michael C. Ward “Consultant” UNITED BUSINESS HOLDINGS, INC.
By:
Name:

By:
Name:

“Company”